Exhibit 99
[LOGO]			News Release
FOR IMMEDIATE RELEASE			First Midwest Bancorp 300 Park Blvd., Suite 405 P.O. Box 459 Itasca, Illinois 60143-9768 (630) 875-7450
		CONTACT:	James M. Roolf
(815) 774-2071
TRADED:	Nasdaq		Barbara E. Briick
SYMBOL:	FMBI		(630) 875-7459
www.firstmidwest.com
FIRST MIDWEST ANNOUNCES LEADERSHIP SUCCESSION

ITASCA, IL, SEPTEMBER 4, 2002 - The Board of Directors of First Midwest Bancorp, Inc. (Nasdaq: FMBI) today announced that John M. O'Meara, the Company's President and Chief Operating Officer, will assume the position of Chief Executive Officer effective January 1, 2003, succeeding Robert P. O'Meara who will retire at year end.

John O'Meara, 56, has served as the Company's Chief Operating Officer since 1993 and, in addition, as Chief Executive Officer of First Midwest Bank since 1995 when the Company's then four bank subsidiaries were merged to form the Bank, a position he will continue to fill.

Bob O'Meara, 65 next month, has been the Company's Chief Executive Officer since 1987 and before that its Chief Operating Officer dating to the Company's formation in 1983. Bob will continue to be associated with the Company in the capacity of Chairman of the Board of Directors.

A spokesman for the Board said, "based upon his significant contributions to the Company's successes to date, the Board is confident that no one is better qualified and suited than John to lead First Midwest going forward. Bob and John have worked long and closely both together and with the Board ensuring that the succession will be smooth and seamless. The Board thanks Bob for his leadership and the success the Company has enjoyed during his tenure and is pleased with his continuing association as Chairman of the Board."

Active in a number of civic organizations, John O'Meara holds an undergraduate degree from the University of Notre Dame and an M.B.A. from Northwestern University's Kellogg School of Management.

The O'Meara brothers have been associated in banking for more than 30 years almost all of which has been with either the Company or its predecessor banks. Each was heavily involved in the formation of the Company and has served as a member of its Board of Directors since it became a public company in 1983.

With assets of approximately $6 billion, First Midwest is the largest independent and one of the overall largest banking companies in the highly attractive suburban Chicago banking market. As the premier independent suburban Chicago banking company, First Midwest provides commercial banking, trust, investment management and related financial services to a broad array of customers through 69 offices located in more than 40 communities primarily in northern Illinois.

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